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                                     [LETTERHEAD]

FOR IMMEDIATE RELEASE

                    CINERGI PICTURES ENTERTAINMENT TO SOLICIT BIDS
                          FOR COMPANY'S DEVELOPMENT PROJECTS

             - REPORTS ON STATUS OF OTHER DISCUSSIONS AND NEGOTIATIONS -

Santa Monica, CA, (June 24, 1997) -- Cinergi Pictures Entertainment Inc. (Nasdaq: CINE)(the "Company") announced today that it has instructed the Company's financial advisor, Jefferson Capital Group Ltd., to solicit cash bids from qualified buyers for the purchase of the Company's slate of approximately twenty wholly-owned development projects. The Company has received an initial bid for the development projects of $4,750,000 (plus the reimbursement of certain of the Company's costs related to such projects) from Andrew G. Vajna, Chairman of the Board of Directors and Chief Executive Officer of the Company. Additional qualified bids will be required to be at least fifteen percent higher than the initial bid. The Company previously announced that it does not presently intend to commence production on any additional motion pictures and that it has entered into an agreement to sell to Walt Disney Pictures and Television substantially all of the films in the Company's motion picture library and certain other assets (the "Film Library Sale"). Disney is in the process of completing its due diligence with respect to such transaction. Any sale of the development projects will be subject, among other things, to consummation of the Film Library Sale, which is also subject to various conditions including approval of the Company's stockholders. Not included in the slate of development projects for which bids are being solicited are approximately twenty development projects funded by the Company under its "first-look" arrangement with Oliver Stone and certain of his affiliated entities. In the event any of these projects are produced by Stone, Stone must reimburse the related actual costs (plus interest) of the Company and Disney (which funded the first-look arrangement with Stone through February 1997).

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CINERGI PICTURES ENTERTAINMENT, 6/24/97                                   PAGE 2

In addition to the solicitation of bids with respect to the development projects, the Company is also in discussions with Twentieth Century Fox regarding the sale to Fox of the Company's rights in DIE HARD WITH A VENGEANCE. The Company owns DIE HARD WITH A VENGEANCE with Twentieth Century Fox which controls the sequel rights to the film. The Company is entitled to significant overages from Fox with respect to those territories and media (including the United States, Canada and Japan) for which Fox controls distribution rights. As part of any sale to Fox of the Company's DIE HARD WITH A VENGEANCE rights, the Company will relinquish the right to receive such overages.

Twentieth Century Fox would receive the Company's rights in DIE HARD WITH A VENGEANCE subject to the terms of the Company's existing exploitation agreements relating to such rights, including the Company's agreements with Disney. The Company, which controls distribution rights to the film in certain international territories, has previously granted Disney distribution rights to the film in a portion of those international territories. The Company has agreed, upon consummation of the Film Library Sale, to relinquish overages payable by Disney after January 1, 1997 with respect thereto. However, the Company would still be entitled to receive any overages under its existing exploitation agreements which relate to DIE HARD WITH A VENGEANCE and are with parties other than Disney and Fox.

In addition, the Company, through a Special Committee of its Board of Directors, has commenced negotiations with Mr. Vajna with respect to the terms of a merger that would follow the Film Library Sale and the sale of all or a portion of the Company's other assets (including the Company's rights with respect to DIE HARD WITH A VENGEANCE). The Company anticipates that at the time of such a merger, assuming consummation of the Film Library Sale and the sale of the Company's rights with respect to DIE HARD WITH A VENGEANCE, the Company's assets would consist primarily of cash (and the development projects in the event Mr. Vajna were to be the

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CINERGI PICTURES ENTERTAINMENT, 6/24/97                                   PAGE 3

prevailing bidder for the development projects). Although a merger agreement with Mr. Vajna has not been entered into, the Company anticipates that any such agreement would provide for, among other things, the merger of the Company with an entity controlled by Mr. Vajna, the receipt by the Company's stockholders of cash in exchange for their stock in the Company and the cancellation of Mr. Vajna's employment agreement with the Company, effective upon consummation of the merger, in exchange for a portion of the compensation otherwise payable under the employment agreement through its term (which ends December 31, 1998). Immediately following such a merger, the Company would be privately-held by Mr. Vajna and have no significant operating assets.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "expect" or "anticipate" or other variations thereon or comparable terminology. All forward-looking statements are necessarily speculative and involve risks and uncertainties. Certain factors may cause actual events to differ materially from those referred to in the forward-looking statements. No assurance can be given that the Film Library Sale or any sales of the Company's other assets will be consummated, that an agreement with Twentieth Century Fox or a merger agreement with Mr. Vajna will be entered into (or entered into on any terms indicated herein), or that if any such agreement is executed, that it will necessarily be consummated. The Company anticipates that any merger agreement with Mr. Vajna will be subject to, among other things, consummation of the Film Library Sale, the sale of all or a significant portion of the Company's other assets, and receipt of all applicable approvals, including approval of the Company's stockholders. Even if the Special Committee and Mr. Vajna are able to agree to the terms of such a merger, the Company does not anticipate that the merger would be consummated until at least the late third quarter or fourth quarter of 1997, and

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CINERGI PICTURES ENTERTAINMENT, 6/24/97                                   PAGE 4

could be delayed beyond such time as a result of a variety of factors including the time required to obtain all necessary approvals. In addition to the foregoing, the Company and its operations are also subject to the risks and uncertainties described in the Company's reports filed from time to time with the Securities and Exchange Commission. The Company does not have a policy of updating or revising forward-looking statements and it should not be assumed that silence by management of the Company over time means that actual events are bearing out as anticipated in such forward-looking statements.

The Company was formed in 1989 as an independent producer and distributer of motion pictures which are distributed in all domestic and international theatrical and ancillary markets, including home video, cable and broadcast television.


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